Exhibit 99.1

           Radyne ComStream Reports $0.18 EPS on 39% Increase in Sales

    PHOENIX, April 28 /PRNewswire-FirstCall/ -- Radyne ComStream Inc.
(Nasdaq: RADN; Warrants: RADNW), today reported net earnings of $3.1 million, or $0.18 per fully diluted share, for its fiscal first quarter ended March 31, 2004 compared to a net loss of $1.4 million, or $(0.09) per fully diluted share for the same quarter of 2003. Net sales for first quarter 2004 were up 39% to $15.1 million compared to first quarter 2003 net sales of $10.9 million. Increased sales were due in part to improved manufacturing cycle time and the accelerated shipment of product originally scheduled for the second quarter, due to customer request.
    Higher gross margins and earnings for first quarter 2004 were due to a larger share of sales from the new product lines and by lower operating expenses compared to first quarter 2003 which also included inventory write-downs. Gross margins increased to 53% of net sales compared to 34% for the same quarter of 2003 as a result of lower production costs for the new products, greater sales to absorb overhead costs, and approximately $550,000 of inventory write-downs during the 2003 period. Operating expenses decreased 9% in the current period compared to first quarter 2003 due to a reduction in research and development expenses. First quarter earnings were taxed at an effective rate of 6.5% through the use of net operating loss carryforward amounts from prior periods.
    The Company's balance sheet continues to grow stronger with cash on hand increasing to $32.9 million from $20 million at the same time last year, and from $30.1 million at the beginning of this year. Shareholder's equity has increased approximately $4.6 million with about $1.2 million of that amount coming from employee investment in the company through employee stock purchase and incentive stock option plans. There are no intangibles on the balance sheet.
    "Our new products continue to produce outstanding margins," commented Bob Fitting, CEO. "With the HDTV broadcast products that are expected to ship shortly, we believe we will be able to continue to generate high margins. Our new HE-4000 HDTV Encoder was a huge success at the National Association of Broadcasters Convention last week and we expect a number of orders will result from the show."
    Radyne will be holding a conference call on Wednesday, April 28, 2004 at 2:00 p.m. EDT to discuss its first quarter 2004 financial results and operational highlights. The call is open to the public. The domestic dial in number is 1-877-407-9205 and the international dial in number is 201-689-8054. It will also be accessible via the Internet at www.radn.com and www.vcall.com. For those unable to participate at the designated time, a replay will be available for 30 days following the call at both of these locations.

    About Radyne ComStream
    Radyne ComStream designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The company, through the Tiernan subsidiary (www.tiernan.com), is a supplier of HDTV and SDTV encoding and transmission equipment. The Armer subsidiary (www.armercom.com) provides innovative solutions for the integration and installation of turnkey communications systems. The company has offices in the U.S. located in Phoenix, San Diego and Boca Raton, and internationally in Singapore, Beijing, Jakarta and London. The company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information visit our web site at www.radn.com.

    Contact: Malcolm Persen, CFO, 602.437.9620

    Safe Harbor Paragraph for Forward-Looking Statements
    This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") and Radyne ComStream claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: (i) expected future high margins on new products, since there is no guarantee that current sales levels of those products will continue or, that if they do, that the margins will remain high;
(ii) continued employee investment in the company, (iii) expected new orders resulting from our participation in the National Association of Broadcasters Convention and (iv) our ability to utilize net operating loss carryforward amounts to offset future taxable amounts.
    Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne ComStream and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect Radyne ComStream's results and cause them to materially differ from those contained in the forward-looking statements contained herein include, without limitation: (i) expected future high margins on new products, since there is no guarantee that current sales levels of those products will continue or, that if they do, that the margins will remain high; (ii) continued employee investment in the company, (iii) expected new orders resulting from our participation in the National Association of Broadcasters Convention and
(iv) our ability to utilize net operating loss carryforward amounts to offset future taxable amounts.

     Other factors that may affect forward-looking statements and the Company's business generally include but are not limited to:
     * Prospects of the international markets and global economy given that Radyne ComStream depends heavily on international sales.
     *  A downturn in the evolving telecommunications and Internet industries.
     * Risk factors and cautionary statements made in Radyne ComStream's Annual Report on Form 10-K for the period ended December 31, 2003.
     * The effect that acts of international terrorism may have on Radyne ComStream's ability to ship products abroad.
     * Other factors that Radyne ComStream is currently unable to identify or quantify, but may exist in the future.

    Forward-looking statements speak only as of the date the statement was made. Radyne ComStream does not undertake and specifically declines any obligation to update any forward-looking statements.

    Financial Statements follow.

                              RADYNE COMSTREAM INC.
                           Consolidated Balance Sheets
                                  (in thousands)
                       Assets                   Mar. 31, 2004  Dec. 31, 2003
     Current assets:
      Cash and cash equivalents                      $32,931        $30,130
      Accounts receivable - trade, net of
       allowance for doubtful accounts of
       $347 and $489, respectively                    10,651          9,780
      Inventories, net                                 8,692          7,766
      Prepaid expenses and other assets                  481            482
        Total current assets                          52,755         48,158
     Property and equipment, net                       2,016          2,269
     Deposits                                            179            182
                                                     $54,950        $50,609
         Liabilities and Stockholders' Equity
     Current liabilities:
      Current installments of obligations under
       capital leases                                    $12           $ 14
      Accounts payable, trade                          2,110          2,180
      Accrued expenses                                 3,661          3,513
      Taxes payable                                      124            185
      Customer advance payments                          599            877
        Total current liabilities                      6,506          6,769
     Deferred rent                                        --             11
     Obligations under capital leases, excluding
      current installments                                 3              6
     Accrued stock option compensation                   186            205
        Total liabilities                              6,695          6,991
     Stockholders' equity:
      Common stock                                        16             16
      Additional paid-in capital                      54,604         53,102
      Accumulated deficit                             (6,365)        (9,500)
        Total stockholders' equity                    48,255         43,618
                                                     $54,950        $50,609

                              Radyne ComStream Inc.
                      Consolidated Statements of Operations

                                                 Three Months Ended March 31,
                                                       2004           2003
     Net sales                                       $15,073        $10,880
     Cost of sales                                     7,093          7,214
      Gross profit                                     7,980          3,666
     Operating expenses:
      Selling, general and administrative              3,409          3,451
      Research and development                         1,296          1,717
        Total operating expenses                       4,705          5,168
        Earnings (loss) from operations                3,275         (1,502)
     Other (income) expense:
      Interest expense                                     2              8
      Interest and other income                          (82)           (62)
       Earnings (loss) before income taxes             3,355         (1,448)
      Income taxes                                       220             --
       Net earnings (loss)                            $3,135        $(1,448)
     Earnings (loss) per share:
      Basic                                            $0.19        $(0.09)
      Diluted                                          $0.18        $(0.09)
     Weighted average number of common shares
      outstanding:
      Basic                                       16,344,922     15,308,832
      Diluted                                     17,658,754     15,308,832


SOURCE  Radyne ComStream Inc.
    -0-                             04/28/2004
    /CONTACT: Malcolm Persen, CFO of Radyne ComStream Inc., +1-602-437-9620/ /Web site: http://www.radn.com/
    (RADN RADNW)

CO:  Radyne ComStream Inc.
ST:  Arizona
IN:  CPR STW MLM NET
SU:  ERN CCA